                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):  April 1, 1998



                         DSC COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)



         Delaware                      0-10018                    54-1025763
(State or other jurisdiction         (Commission                (IRS Employer
     of incorporation)               File Number)            Identification No.)


           1000 Coit Road
            Plano, Texas                               75075
(Address of principal executive offices)             (ZIP Code)


       Registrant's telephone number, including area code: (972) 519-3000

ITEM 5.   Other Events.

    On April 1, 1998, DSC Communications Corporation, a Delaware corporation (the "Company"), announced in a press release that its expected operating results for the first quarter of 1998 would be lower than previously anticipated resulting in a net loss which the Company anticipates to be in the range of $0.15 to $0.25 per share.

    As a result of the Company's expected net loss for the first quarter of 1998, the Company will be in violation of certain financial covenants and cross-default provisions under its senior debt and revolving credit arrangements. At the end of February 1998, the Company had approximately $257 million of senior debt outstanding. Additionally, the Company had a $160 million revolving credit agreement under which there had been no borrowings, however, at the end of February 1998, approximately $3 million in letters of credit had been issued under the agreement. The Company believes it will be able to reach an agreement with its senior lenders to amend such agreements. However, there can be no assurance that the senior lenders will agree to the necessary amendments, which may result in the Company repaying some or all of its outstanding senior debt. The Company currently has adequate resources to fund any required debt repayment.

    A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 7.   Exhibits.

    Exhibit No.    Description.

         99.1 Press Release dated April 1, 1998, entitled "DSC to Report Lower than Expected First Quarter Results"

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                      DSC COMMUNICATIONS CORPORATION


Date:  April 2, 1998                  By: /s/ Kenneth R. Vines
                                         -------------------------------------
                                          Kenneth R. Vines,
                                          Vice President, Finance

                                 EXHIBIT INDEX

    Exhibit No.    Description.
    -----------    -----------
    99.1           Press Release dated April 1, 1998, entitled "DSC to Report Lower than Expected First Quarter Results"